ITEM 77Q(a)(iii)
MATERIAL AMENDMENTS TO THE REGISTRANT'S CHARTER OR BY-LAWS

A Regular Meeting of the Board of Trustees (the "Trustees") of Federated Insurance Series (the "Trust") was held May 12-14, 1998.
During this meeting, Amendment No. 3 to the By-Laws was adopted by the Trustees. This amendment, effective May 12, 1998, replaced Sections 3 and 6 of the By-Laws in the following manner:
Strike Section 3 - Place of Meeting of Article IV - Shareholders'
Meetings and replace it with the following:
"Section 3. Place of Meeting. Meetings of the shareholders of the Trust or a particular Series or Class shall be held at such place within or without The Commonwealth of Massachusetts as may be fixed from time to time by resolution of the Trustees."
Strike Section 6 - Place of Meeting of Article V - Trustees'
Meetings and replace it with the following:
"Section 6. Place of Meeting. Meetings of the Trustees shall be held at such place within or without The
Commonwealth of Massachusetts as fixed from time to time by resolution of the Trustees, or as the person or persons requesting said meeting to be called may designate, but any meeting may adjourn to any other place."

This amendment to the By-Laws is incorporated by reference to the next Post-Effective Amendment of the Trust. (File Nos. 33-69268 and 811-8042)